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                                   EXHIBIT 9

                        OPINION AND CONSENT OF COUNSEL
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January 26, 1999


Board of Directors
Canada Life Insurance Company of America
6201 Powers Ferry Rd., NW
Atlanta, GA 30339

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by Canada Life of America Variable Annuity Account 1 (the "Separate Account") of the Registration Statement on the Form N-4 under the Securities Act of 1933 for certain individual variable annuity contracts (the "Contracts") offered and funded by the Separate Account. The Registration Statement covers an indefinite amount of securities in the form of interests in the Contracts.

I have examined the Charter, By-laws, and other corporate records of Canada Life Insurance Company of America (CLICA), and other organizational records of the Separate Account. On the basis of such examination, it is my opinion that:

1. Canada Life Insurance Company of America is a stock life insurance company duly organized and validly existing under the laws of the State of Michigan.
2. The Separate Account is a "separate account" of Canada Life Insurance Company of America pursuant to Michigan laws and regulations, duly established by a resolution of Canada Life Insurance Company of America's Board of Directors and validly existing under the laws of the state of Michigan.
3. To the extent Michigan State law governs, the Contracts have been duly authorized by Canada Life Insurance Company of America and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of Canada Life Insurance Company of America enforceable in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

Sincerely,

/s/ Charles H. MacPhaul

Charles H. MacPhaul
Counsel